Exhibit 10.3

INTEGRATION BONUS PLAN

The following objectives shall be used to calculate the amount of each eligible executive’s Annual Integration Bonus (as defined below). Eligible executives are listed below.

The Annual Integration Bonus with respect to a given fiscal year (e.g., 2005 or 2006) (the “Bonus Determination Year”) shall be equal to the product of (i) 50% of the Target Integration Bonus (as defined below) and (ii) the Percentage (as defined below), subject to any other provisions of each eligible executive’s employment agreement with Penn-America Group, Inc. (“Penn-America”), governing such Bonus (including, without limitation, provisions regarding the payment of the Bonus in shares of United America Indemnity, Ltd.). In no instance shall any payments hereunder to any single executive exceed $450,000 with respect to any Bonus Determination Year. The Board of Directors of each executive’s employer shall retain the sole and exclusive authority and discretion to administer and interpret the terms of this arrangement with respect to each such executive, including without limitation, the determination of whether the targets and objectives set forth below have been satisfied, and its determination and judgment shall be made in good faith.

Penn-America Income Targets
Pre-tax operating income of Penn-America for the Bonus Determination Year before giving effect to any	The Percentage
transactions with Wind River Insurance Company, Ltd.	Equals

80% of the Target Income (as defined below) or less	0%
Greater than 80% but less than 100% of the Target Income	pro-rata (in a linear manner)
100% of the Target Income or greater	75%
The Target Income shall be equal to $36,483,000 for 2005 and $40,131,000 for 2006.
Target Integration Bonus

Executive	Target Integration Bonus Equals

Jon S. Saltzman	$900,000
Joseph F. Morris	$780,000

J. Ransley Lennon $175,000

Garland P. Pezzuolo	$155,000
Craig Levitz	$125,000
Brian J. Riley	$165,000
John D. Curry	$200,000
Richard M. Slomiany	$150,000